UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 23, 2015

Date of Report (Date of earliest event reported)

Frank’s International N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	001-36053	98-1107145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(Address of principal executive offices)

+31 (0)20 693 8597

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2015, Frank’s International N.V. (the “Company”) announced the appointment by the board of managing directors (the “Management Board”) and the board of supervisory directors (the “Supervisory Board”) of Gary P. Luquette to serve as President and Chief Executive Officer, succeeding D. Keith Mosing. Mr. Mosing was appointed to serve as Executive Chairman.

In his new position, Mr. Luquette will receive an annual base salary of $750,000 and will be eligible to earn a targeted annual bonus equal to 100% of his base salary and targeted annual long-term incentive awards equal to 400% of his base salary, which is expected to be provided in a combination of restricted stock units, stock options and/or performance units. In addition, Mr. Luquette received a sign-on cash payment of $750,000 in connection with his appointment.

Mr. Luquette, age 58, has served as a member of the Supervisory Board since November 2013. Mr. Luquette previously served as President of Chevron North America Exploration and Production Company, a position he held from April 2006 until his retirement in September 2013. Prior to serving as President of Chevron North America Exploration and Production Company, Mr. Luquette served as Managing Director of Chevron Upstream Europe from January 2003 until April 2006. Mr. Luquette has held several other positions since beginning his career with Chevron in 1978, including Vice President, Profit Center Manager, Advisor and Engineer. Mr. Luquette graduated with a Bachelor of Science degree in civil engineering from the University of Louisiana at Lafayette in 1978 and served as a member of the American Petroleum Institute and former chair of the organization’s Upstream Committee. Additionally, Mr. Luquette recently served on the Greater Houston Partnership’s Executive Committee and serves on the board of directors for the United Way of Greater Houston. Mr. Luquette is also a member and Chairman of the board of directors of McDermott International, Inc.

There are no understandings or arrangements between Mr. Luquette and any other person pursuant to which Mr. Luquette was selected to serve as principal executive officer, other than his employment relationship set forth above. Mr. Luquette does not have any relationships requiring disclosure under Item 401(d) of Regulation S-K or any interests requiring disclosure under Item 404(a) of Regulation S-K. Mr. Luquette is eligible to receive grants under the Company’s 2013Long-Term Incentive Plan, which was filed as Exhibit 4.3 to the Registration Statement on Form S-8 on August 13, 2013, and is incorporated herein by reference.

On January 23, 2015, in connection with Mr. Mosing’s appointment to serve as Executive Chairman, the Company and Frank’s International, LLC (the “Employer”) entered into an amendment (the “Amendment”) with Mr. Mosing of his employment agreement with the Company and the Employer, dated October 30, 2014 (the “Employment Agreement”), to recognize the resignation of Mr. Mosing as Chief Executive Officer and President of the Company and Employer and the appointment of Mr. Mosing to serve as Executive Chairman of the Company and Employer. Mr. Mosing’s resignation as Chief Executive Officer and his appointment as Executive Chairman do not entitle him to any special vesting or payments under any compensatory plan or agreement, and all other provisions of his Employment Agreement remain unchanged.

This description of the Amendment is only a summary of, and is qualified in its entirety by reference to, the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held a special meeting of its common and preferred shareholders (the “Special Meeting”) on January 23, 2015. At the Special Meeting, the Company’s shareholders were requested to elect William B. Berry to serve on the Supervisory Board for a term of office beginning on January 23, 2015 and expiring at the Company’s 2015 annual meeting of shareholders or until his successor is elected and qualified or upon the earlier of his death, disability, resignation or removal. The following are the final voting results on the proposal considered and voted upon at the Special Meeting, which is more fully described in the Company’s proxy statement filed with the Securities and Exchange Commission on December 22, 2014 (the “Proxy Statement”):

NOMINEE	VOTES FOR	AGAINST	ABSTAIN
William B. Berry	197,610,945	2,035,460	9,253

Upon his election, Mr. Berry was appointed to the Audit Committee and the Compensation Committee of the Supervisory Board.

In connection with Mr. Berry’s election, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with him. The Indemnification Agreement provides, to the fullest extent permitted by the Company’s Articles of Association dated May 14, 2014, as amended, and the law of The Netherlands, that the Company will indemnify Mr. Berry against any and all liabilities, claims, judgments, fines, penalties, interest and expenses, including attorney’s fees, incurred in connection with any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, involving him by reason of his position as Supervisory Director. The foregoing description is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated in this Item 5.07 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of the Exhibit

10.1	First Amendment to Employment Agreement dated as of January 23, 2015 by and between Frank’s International N.V., Frank’s International, LLC, and Donald Keith Mosing.

10.2	Indemnification Agreement, dated January 23, 2015, by and between Frank’s International N.V. and William B. Berry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Frank’s International N.V.

Date: January 27, 2015	By:	/s/ Brian D. Baird
		Name:	Brian D. Baird
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

10.1	First Amendment to Employment Agreement dated as of January 23, 2015 by and between Frank’s International N.V., Frank’s International, LLC, and Donald Keith Mosing.

10.2	Indemnification Agreement, dated January 23, 2015, by and between Frank’s International N.V. and William B. Berry.